EXHIBIT 99.1


                       SPAN AMERICA MEDICAL SYSTEMS, INC.


Contact:           James D. Ferguson
                   President and Chief Executive Officer
                   (864) 288-8877, ext. 212

                                                           For immediate release

                       JERRY ZUCKER FILES LAWSUIT RELATING
                           TO SHAREHOLDER RIGHTS PLAN

GREENVILLE, S.C. - (July 23, 2003) -- Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced today that on July 17, 2003, Jerry Zucker filed suit against the Company in the Court of Common Pleas in Charleston, South Carolina challenging certain aspects of the Company's Shareholder Rights Plan. In his suit, Mr. Zucker is seeking, among other relief, a court declaration that certain provisions of the Shareholder Rights Plan are unenforceable and an injunction precluding the Company from interpreting the Shareholder Rights Plan to restrict certain actions that Mr. Zucker might take in the future. Both a committee of independent directors and the full board of directors have previously concluded that the Shareholder Rights Plan is in the best interests of the Company and its shareholders. The Shareholder Rights plan is designed to help ensure that the Company's shareholders receive fair treatment in the event of an unsolicited attempt to gain control of the Company and to discourage certain coercive takeover tactics. The plan, however, is not designed to deter a proxy contest or a fair offer for the whole Company. The Company believes that Mr. Zucker's claims are without merit and intends to vigorously contest them.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The Nasdaq Stock Market's National Market under the symbol SPAN.